As filed with the Securities and Exchange Commission on July 3, 2014

Registration No. 333-159892

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Yongye International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	20-8051010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6th Floor, Suite 608, Xue Yuan International Tower
No. 1 Zhichun Road, Haidian District, Beijing, PRC
(86) 10 8231 8866
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Empire Stock Transfer Inc.
1859 Whitney Mesa Drive
Henderson, Nevada 89014
(702) 818-5898
(Name, address, including zip code and telephone number,
including area code, of agent for service)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Tel No.: (212) 407-4000
Fax No.: (212) 407-4990

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If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and lit the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

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EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-3 (Reg. No. 333-159892) (the “Registration Statement”) of Yongye International, Inc. (the “Company”). Effective as of July 3, 2014 (the “Effective Time”), pursuant to the agreement and plan of merger, dated as of September 23, 2013, as amended on April 9, 2014 (as so amended, the "Amended Merger Agreement"), among the Company, Full Alliance International Limited (“Holdco”), Yongye International Limited ("Parent") and Yongye International Merger Sub Limited ("Merger Sub"), Merger Sub merged with and into the Company with the Company being the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) and each issued and outstanding share of common stock of the Company, other than certain excluded shares as defined in the Amended Merger Agreement, was converted into the right to receive $7.10 in cash, without interest, less any applicable withholding taxes. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Beijing, People’s Republic of China on July 3, 2014.

Yongye International, Inc.

By:	/s/ Zishen Wu
Zishen Wu
Chairman and Chief Executive Officer
(Principal Executive Officer)

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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